Exhibit 10.28
TRIPLE NET SUB-SUBLEASE
          This SUB-SUBLEASE (this “Sub-sublease”) is entered into as of June 27, 2006 (the “Execution Date”) by and between TERAYON COMMUNICATION SYSTEMS, INC., a Delaware corporation (“Sub-sublandlord”), and CITRIX SYSTEMS, INC., a Delaware corporation (“Sub-subtenant”).
1. BACKGROUND.
          1.1 Premises. Sobrato Development Companies #961, a California limited partnership (successor-in-interest to Sobrato Interests III, a California limited partnership (“Original Sobrato”)) (“Master Landlord”), holds fee simple title to a parcel of land located at 4988 Great America Parkway, Santa Clara, California, as more particularly described in Exhibit A attached hereto, including a five (5) story building located on such land, which building contains approximately One Hundred Forty Thousand Nine Hundred Sixty-Five (140,965) square feet (the “Building,” together with such land is sometimes collectively referred to herein as the “Property”). The “Premises,” as more particularly described in Exhibit B attached hereto, shall mean the Property together with: (a) all other buildings, structures and improvements, if any, located on the Property; and (b) the appurtenances of Master Landlord and all the estate and rights of Master Landlord in and to the Property.
          1.2 Master Lease. Original Sobrato entered into a Lease, dated September 18, 1996 (the “Master Lease”), with VeriFone, Inc., a California corporation, predecessor-in-interest to Hewlett-Packard Company, a Delaware corporation (“Sublandlord”), pursuant to which Master Landlord leased the Premises to Sublandlord.
          1.3 Sublease. Sublandlord and Sub-sublandlord entered into a Triple Net Sublease dated April 1, 2002 (the “Sublease”), pursuant to which Sublandlord subleases the Premises to Sub-sublandlord. Sub-subtenant acknowledges its receipt in April, 2006, from Sub-sublandlord, of a copy of the Master Lease, the Sublease, and an itemized triple-net (NNN) expense report including all utility and janitorial costs, for the Premises for each month of calendar year 2005. Sub-sublandlord represents that it has provided Sub-subtenant with, to best of Sub-sublandlord’s knowledge, true, complete and accurate copies of the Master Lease and Sublease in Sub-sublandlord’s possession.
          1.4 Desire to Sub-sublease. Sub-sublandlord desires to sub-sublease the Premises to Sub-subtenant, and Sub-subtenant desires to sub-sublease the Premises from Sub-sublandlord.
                    NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained in this Sub-sublease, and for other good and valuable consideration, the receipt and sufficiency of which are conclusively acknowledged by both parties, Sub-sublandlord and Sub-subtenant agree as set forth below.
2. DEMISING OF PREMISES. Sub-sublandlord hereby sub-subleases the Premises to Sub-subtenant, and Sub-subtenant hereby sub-subleases the Premises from Sub-sublandlord, for the Sub-sublease Term (as defined below in Section 3), upon the terms and conditions of this Sub-sublease.

3. SUB-SUBLEASE TERM. Subject to Sections 4, 5 and 6 below, the term of this Sub-sublease (the “Sub-sublease Term”) shall commence on or before September 18, 2006 (the “Targeted Delivery Date”), and shall expire on October 31, 2009 (the “Expiration Date”), unless terminated sooner in accordance with the terms of this Sub-sublease. On the Targeted Delivery Date Sub-sublandlord shall deliver sole and exclusive possession, free of all parties in possession, of all the Premises. The date on which Sub-sublandlord actually delivers sole and exclusive possession of all the Premises shall constitute the commencement date (the “Commencement Date”). Whether or not the Targeted Delivery Date actually precedes or coincides with Sub-sublandlord’s delivery of the possession of all of the Premises, the parties shall confirm the Commencement Date by a letter agreement substantially in the form of Exhibit C attached hereto, within five (5) business days after the Commencement Date occurs, and Base Rent (as defined in Subsection 7.1 below) shall be due and payable in accordance with Subsection 7.2 and Sub-subtenant shall continue paying Additional Rent (as defined in Subsection 7.3 below).
4. CONDITIONS PRECEDENT TO EFFECTIVE SUB-SUBLEASE COMMENCEMENT DATE. Notwithstanding the Sub-sublandlord and Sub-subtenant’s full execution of this Sub-sublease, the Sub-sublease Term shall not commence unless all of the following eight (8) conditions precedent (the “Conditions Precedent”) have occurred on or before June 23, 2006 (the “Conditions Precedent Satisfaction Date”). If any of the Conditions Precedent fail to occur by the Conditions Precedent Satisfaction Date (subject to force majeure as set forth in Subsection 12.3 below), the Targeted Delivery Date shall be extended one business day for each business day of delay in the occurrence of all the Conditions Precedent. If any of the Conditions Precedent fail to occur by June 30, 2006, this Sub-sublease shall terminate, which termination shall render all terms and conditions hereunder null and void, unless the Sub-sublandlord and Sub-subtenant mutually agree in writing to extend such date.
          4.1 Execution of this Sub-sublease. Sub-sublandlord and Sub-subtenant shall fully execute this Sub-sublease.
          4.2 Sub-sublandlord’s Replacement Space. Sub-sublandlord and a third-party landlord shall sign a lease for replacement space, thereby enabling Sub-sublandlord to deliver to Sub-subtenant the Premises on or before the Targeted Delivery Date.
          4.3 Landlord Consents. Sub-sublandlord shall obtain the written consent to this Sub-sublease from: (1) the Master Landlord, in a form acceptable to Sub-subtenant, in the exercise of its reasonable discretion (the “Master Landlord Consent”), and (2) the Sublandlord, in substantially the form of the attached (the “Sublandlord Consent,” together with the Master Landlord Consent referred to herein as the “Landlord Consents”). Each of the Landlord Consents shall include their respective approvals of the TI Plans, pursuant to Subsection 4.4 below.
          4.4 Approval of Sub-subtenant’s Tenant Improvements. Master Landlord, Sublandlord and Sub-sublandlord shall deliver their reasonable written approval of the initial tenant improvements proposed by Sub-subtenant for the Premises. Sub-sublandlord acknowledges that Sub-subtenant delivered its TI Plans on May 12, 2006 to Master Landlord,

Sublandlord and Sub-sublandlord. Such written approvals of the TI Plans by the Master Landlord and Sublandlord shall be set forth in their respective Landlord Consents.
          4.5 Release from Master Lease and Sublease Restoration Obligations. Upon written approval of the TI Plans by Master Landlord: (i) Sub-subtenant shall be released from all restoration obligations otherwise owed by Sublandlord and/or Sub-sublandlord under the Master Lease or Sublease; (ii) Sub-sublandlord shall be released from all restoration obligations under the Sublease; and (iii) Sublandlord shall be released from all restoration obligations under the Master Lease and Sublease. If Master Landlord does not approve Sub-subtenant’s TI Plans and Sub-subtenant enters into the Definitive Lease (as defined in Subsection 4.7 below), then, and only then shall Sub-subtenant assume the restoration obligations of Sublandlord and Sub-sublandlord.
          4.6 Sublandlord’s Acceptance of Sub-subtenant’s Attornment. Sub-sublandlord shall use commercially reasonable efforts to obtain from Sublandlord an attornment agreement as contained in the Sublandlord Consent attached hereto or a separate agreement to the effect that if any default by Sub-sublandlord under the Sublease causes the Sublease to terminate, Sublandlord will accept Sub-subtenant’s attornment and honor this Sub-sublease (unless Sub-subtenant is in breach of this Sub-sublease).
          4.7 Master Landlord’s Acceptance of Sub-subtenant’s Attornment. Sub-sublandlord shall use commercially reasonable efforts to obtain from Master Landlord the Master Landlord Consent which will provide that if any default by Sublandlord under the Master Lease causes the Sublease to terminate, Master Landlord will accept Sub-subtenant’s attornment and honor this Sub-sublease for the balance of the Sub-sublease Term (unless Sub-subtenant is in breach of this Sub-sublease).
          4.8 Execution of Lease Agreement by and between Master Landlord and Sub-subtenant. Master Landlord and Sub-subtenant are contemporaneously negotiating a definitive lease for the Premises with an effective date on or about November 1, 2009. This definitive lease for the Premises between Master Landlord and Sub-subtenant shall have been fully executed (the “Definitive Lease”).
5. DELIVERY OF POSSESSION. (a) Sub-sublandlord shall deliver sole and exclusive possession, free of all parties in possession, of all the Premises to Sub-subtenant on or before the Targeted Delivery Date. If Sub-sublandlord does not deliver possession to Sub-subtenant of the Premises, or any portion thereof, on or before the Targeted Delivery Date, Sub-sublandlord shall pay Base Rent (as defined in Subsection 7.1 below) and Additional Rent (as defined in Subsection 7.3 below) for whatever portion of the Premises that Sub-sublandlord then occupies for the period of time it remains in possession of such space after the Targeted Delivery Date until the date Sub-sublandlord vacates such space.
          (b) Notwithstanding the foregoing, if for any reason (other than Sub-subtenant’s default under this Sub-sublease) Sub-sublandlord does not deliver possession of the Premises to Sub-subtenant on or before October 31, 2006, (the “Vacation Date”), Sub-subtenant shall have the right to either (i) terminate this Sub-sublease by providing written notice of the same to Sub-sublandlord within five (5) days after the Vacation Date (“Final Termination Right”), or (ii)

institute legal or other action of specific performance to require Sub-sublandlord to vacate the Premises, or any portion thereof, and deliver possession of the same to Sub-subtenant in the condition required under this Sub-sublease.
6. EARLY OCCUPANCY. Following the Conditions Precedent Satisfaction Date, Sub-subtenant shall have the right to occupy the fourth (4th) and fifth (5th) floors of the Building, without paying any Base Rent (as defined in Subsection 7.1 below), but shall pay its pro rata share (depending on the amount of space in the Building occupied by Sub-subtenant) of Additional Rent (as defined in Subsection 7.3 below), for the period from the date Sub-subtenant takes possession of the fourth (4th) and fifth (5th) floors of the Building until the Targeted Delivery Date. If, prior to the Targeted Delivery Date, Sub-sublandlord vacates the first (1st) and second (2nd) floors of the Building and delivers the same to Sub-subtenant for its sole and exclusive occupancy, Sub-subtenant shall have the right to occupy such floors without paying Base Rent, but shall pay its pro rata share (depending on the amount of space in the Building occupied by Sub-subtenant) of Additional Rent, for the period from the date Sub-subtenant takes possession of such floors until the Commencement Date.
7. RENT.
          7.1 Payment; Proration, etc. The parties hereto shall cause Sublandlord to agree in its Landlord Consent to this Sub-sublease and shall cause Sublandlord to send its monthly invoices for all rent under the Sublease to each of Sub-sublandlord and Sub-subtenant at the addresses under Subsection 12.4 below (Notices) showing their respective share of the rent then due. Sub-sublandlord and Sub-subtenant shall pay all rental payments due hereunder, in accordance with the payment schedule under Section 3.1 of the Sublease, as evidenced by such invoices, directly to Sublandlord at 1501 Page Mill Road, MS 1001, Palo Alto, CA 94304, or at such other address as may be designated in writing by Sublandlord, on the first day of each and every month of the Sub-sublease Term (except for the first month’s rent which shall be due pursuant to Subsection 7.2 below) as base monthly rent (“Base Rent”) for the Premises.
Sub-sublandlord shall be responsible to pay Sublandlord directly all rents owed under Section 3.1 of the Sublease less the following rents which shall be paid by Sub-subtenant directly to Sublandlord:

Duration	Price/SF/Month/NNN
From Early Occupancy Date to the Commencement Date	$0 (no Base Rent)

Months 1-12 following the Commencement Date	$1.25

Months 13-24	$1.2875

Months 25 – Expiration Date	$1.33
Fixed rent for partial months at the beginning or end of the Sub-sublease Term shall be prorated based on the number of days in such month within the Sub-sublease Term divided by thirty (30).

          7.2 First Month’s Rent. Sub-subtenant shall pay to Sublandlord an amount equal to the first month’s payable rent no later than five (5) business days after the Commencement Date. If Sub-subtenant subsequently exercises its Final Termination Right, then such rent shall be returned to Sub-subtenant.
          7.3 Additional Rent. The parties hereto shall cause Sublandlord to agree in its Landlord Consent and cause Sublandlord to send its monthly invoices for Additional Rent (as defined in this Subsection 7.3) directly to Sub-subtenant. During the term of this Sub-sublease and pursuant to Section 6 above, Sub-subtenant shall pay directly to Sublandlord an amount equal to all payments of additional rent required to be made by Sublandlord pursuant to the Sublease, including without limitation operating costs and Maintenance (as defined in Section 6.1 of the Sublease) costs (“Additional Rent”). Sub-subtenant shall pay each such item of Additional Rent at the same time as Sub-sublandlord is required to make the corresponding payment under Section 3.3 of the Sublease. Additional Rent for any partial month shall be prorated as set forth in Subsection 7.1 above.
          7.4 Other Payments Relating to the Premises. Sub-subtenant shall pay any and all other payments due in accordance with the Sublease and Master Lease with respect to the Premises during the Sub-sublease Term, but excluding any payments owed by Sublandlord or Sub-sublandlord for the period prior to the Commencement Date and excluding any liabilities of Sublandlord under the Sublease arising prior to the Commencement Date. Sub-subtenant shall make all such payments at the same time as Sub-sublandlord is required to make the corresponding payment under the Sublease, but in no event shall Sub-subtenant be required to make any such payment earlier than ten (10) business days after receipt of an invoice from Master Landlord, Sublandlord or Sub-sublandlord. Any such other payments for any partial month shall be prorated as set forth in Subsection 7.1 above.
          Anything in this Sub-sublease to the contrary notwithstanding, Sub-subtenant shall not be required to make a payment under Subsections 7.1 and 7.3 of this Sub-sublease to more than one of the following parties: Sub-sublandlord, Sublandlord or Master Landlord.
          7.5 Other Payments to Sub-sublandlord. Upon Sub-subtenant’s receipt of confirmation of each of the following deliverables set out below (“Sub-sublandlord’s Deliverables”), Sub-subtenant shall cause to be paid to Sub-sublandlord a one time payment of three hundred thousand dollars ($300,000.00), of which one hundred fifty thousand dollars ($150,000.00) is to be made thirty (30) days following Sub-subtenant’s receipt of confirmation of Sub-sublandlord’s Deliverables. Sub-sublandlord’s Deliverables constitute:
          (a) an executed Sub-sublease agreement between Sub-subtenant and Sub-sublandlord with Sublandlord’s consent; and
          (b) an executed lease agreement between Sub-sublandlord and Master Landlord.
The balance of one hundred fifty thousand dollars ($150,000.00) is to be made thirty (30) days following the Commencement Date.
8. CONDITION OF PREMISES. Sub-subtenant shall take possession of the Premises in its “AS IS” condition, subject to the requirements of this Section 8.

          8.1 Good Working Condition. Sub-sublandlord shall deliver the Premises to Sub-subtenant with lighting and /or ballasts replaced or repaired that reasonably require replacement or repair, and any damaged or soiled ceiling tiles replaced. Sub-sublandlord warrants that the HVAC system is in good working order as of the Commencement Date, and that, to the best of Sub-sublandlord’s knowledge, Sub-sublandlord has not received any written notice of any violation of any statute, code, regulation, ordinance or rule of any governmental agency as of the Commencement Date. Sub-sublandlord has provided Sub-subtenant with any recent inspections, maintenance records or reports on the Premises, including documents relating to HVAC (mechanical), electrical, and plumbing systems, and the roof. Sub-subtenant, at its sole cost and expense, hereby confirms that it has ample time to undertake its own inspections of any of the Building’s systems and other portions of the Premises.
          8.2 Existing Furniture and Partitions. (a) Sub-subtenant shall have the right to use the existing office furniture located on the Premises, including all conference room furniture, and furniture systems and partitions (collectively, the “Furniture”), during the term of this Sub-sublease at no additional cost to Sub-subtenant. Sub-subtenant shall be solely responsible for all costs associated with the maintenance, repair, modification and relocation of the Furniture located on or brought onto the Premises. At the end of the Sub-sublease Term, all items included herein shall become the sole property of Sub-subtenant. On the Expiration Date, Sub-sublandlord shall transfer all of its right, title and interest in the Furniture, free and clear of all liens and encumbrances, to Sub-subtenant under the Bill of Sale attached hereto as Exhibit D. An inventory of the Furniture, agreed to by the parties hereto, as of the Execution Date is attached hereto as Schedule 8.2.
          (b) Upon Sub-subtenant’s request, submitted to Sub-sublandlord within fifteen (15) days after the expiration of the Final Termination Right, Sub-sublandlord shall give to Sub-subtenant a date on which Sub-sublandlord shall reset, reconnect and electrify all or a portion of the cubicle partitions on both the fourth (4th) and fifth (5th) floors of the Building, in the same configuration as existed during Sub-sublandlord’s occupancy of such floors. Alternatively, at Sub-subtenant’s option, Sub-sublandlord and Sub-subtenant shall estimate and agree to the cost of resetting, reconnecting and electrifying all or a portion of the cubicle partitions and Sub-sublandlord shall pay the costs for the same to Sub-subtenant.
          8.3 Voice and Data Systems. Sub-subtenant shall have the right to use the existing voice and data network wiring installed on the Premises at no cost to Sub-subtenant. Prior to the Targeted Delivery Date, Sub-sublandlord shall remove the complete phone system, including all handsets, phone sets, switches and voice mail, from the Premises.
          8.4 Removal of Sub-sublandlord’s Signage. Sub-sublandlord, at its sole cost and expense, shall remove all personal signage on the Premises within five (5) business days after Sub-sublandlord has provided Sub-subtenant the date on which the last portion of the Premises is ready for occupancy by Sub-subtenant and after the Commencement Date.

9. SUBLEASING COVENANTS.
          9.1 Incorporation of Sublease. The Sublease is hereby incorporated by reference into this Sub-sublease, except to the extent the Sublease is inconsistent with the express terms of this Sub-sublease, and, as incorporated, becomes an agreement between Sub-sublandlord and Sub-subtenant. Wherever this Sub-sublease conflicts with an incorporated term of the Sublease, this Sub-sublease shall govern, but wherever reasonably possible, such a conflict shall be resolved by making Sub-subtenant’s obligations under both documents coterminous and exactly the same. Notwithstanding the early termination of the Sublease or the Master Lease for any reason whatsoever, the parties hereto shall be bound by the provisions of the Sublease incorporated herein by this Subsection 9.1. Notwithstanding the foregoing, Sub-subtenant shall not be subject to, or have any obligations under Sections 7 (“Broker”) and 12 (“Letter of Credit”) of the Sublease.
          9.2 Defined Terms. Except as otherwise provided in Subsection 9.1 above, each reference to “Sublessor” in the Sublease shall be deemed replaced by a reference to “Sub-sublandlord.” Except as otherwise provided in Subsection 9.1 above, each reference to “Sublessee” in the Sublease shall be deemed replaced by a reference to “Sub-subtenant.” Each reference to the Sublease shall be deemed, where appropriate, to refer to this Sub-sublease. All other defined terms shall be deemed appropriately modified to reflect the circumstances of this Sub-sublease.
          9.3 Compliance with Sublease. Subject to the exclusions set out in Subsection 9.1 above, Sub-subtenant agrees to be bound by and to fully comply with all obligations of Sub-sublandlord as subtenant under the Sublease, except to the extent that this Sub-sublease expressly requires Sub-sublandlord to perform any obligations of subtenant under the Sublease.
          9.4 Indemnity.
          (a) Indemnification by Sub-sublandlord. Sub-sublandlord shall indemnify defend and hold Sub-subtenant harmless from and against any and all claims resulting from Sub-sublandlord default under this Sub-sublease, the Master Lease, the Sublease or any negligent acts or omissions or willful misconduct of Sub-sublandlord or by any officer, director, employee, agent, contractor or authorized representative of Sub-sublandlord.
          (b) Indemnification by Sub-subtenant. Sub-subtenant shall indemnify defend and hold Sub-sublandlord harmless from and against any and all claims resulting from Sub-subtenant’s default under this Sub-sublease, the Master Lease, the Sublease or any negligent acts or omissions or willful misconduct of Sub-subtenant or by any officer, director, employee, agent, contractor or authorized representative of Sub-subtenant.
          9.5 Rights and Benefits Under Sublease. Sub-subtenant shall have all the rights, privileges and benefits granted to or conferred upon Sub-sublandlord as subtenant under the Sublease, provided that Sub-subtenant’s exercise of such rights, privileges and benefits shall not cause Sub-sublandlord to be in default under the Sublease.

          9.6 Performance by Master Landlord, Sublandlord and Sub-sublandlord.
               9.6.1 No Sub-sublandlord Obligation. Whenever the Sublease requires Sublandlord to provide any benefit or service and/or where the Master Lease requires the Master Landlord to provide any such benefit or service, Sub-subtenant shall be entitled to receive such benefit or service directly from Sublandlord under the Sublease and (if applicable) from Master Landlord under the Master Lease. Sub-sublandlord, subject to the obligations as set forth in this Sub-sublease, shall have no liability to Sub-subtenant, and Sub-subtenant’s obligations under this Sub-sublease shall not be reduced, restricted, diminished or deferred, on account of Sub-sublandlord’s failure to provide any service or benefit under the Sublease or Master Lease, or failure to perform any obligation under the Sublease or Master Lease, unless such failure is caused by Sub-sublandlord’s default under an obligation under this Sub-sublease.
          9.7 Enforcement by Sub-subtenant. If Sublandlord shall fail or refuse to comply with any of the terms of the Sublease, or if Master Landlord shall fail or refuse to comply with any of the terms of the Master Lease, Sub-subtenant shall have the right, upon notice to Sub-sublandlord and so long as Sub-subtenant shall not be in default under this Sub-sublease (in the case of non-monetary defaults, beyond applicable cure periods), to exercise, in its own name, and that of Sub-sublandlord, all the rights available to Sub-sublandlord as subtenant under the Sublease to enforce performance on the part of Sublandlord thereunder, and to exercise, in its own name, and that of Sublandlord, all the rights available to Sublandlord as tenant under the Master Lease to enforce performance on the part of Master Landlord thereunder.
          9.8 Preservation of Sublease. So long as Sub-subtenant is not in default: (i) Sub-sublandlord shall preserve the Sublease and keep the Sublease in full force and effect throughout the Sub-sublease Term; (ii) Sub-sublandlord shall not agree to any amendment to the Sublease; (iii) Sub-sublandlord shall not, without Sub-subtenant’s written consent, exercise any right to terminate the Sublease (including any right to treat the Sublease as terminated on account of casualty or condemnation or pursuant to any bankruptcy or insolvency proceeding affecting Sub-Sublandlord) with respect to any period within the Sub-sublease Term; and (iv) Sub-sublandlord shall perform all its obligations under the Sublease not assumed by Sub-subtenant hereunder during the Sub-sublease Term. Prior to entering into any amendment of the Sublease, Sub-sublandlord shall promptly provide Sub-subtenant with a copy thereof. If the amendment is an amendment permitted under this Sub-sublease, and Sub-sublandlord enters into such amendment with Sub-subtenant’s consent, the definition of “Sublease” shall be deemed modified to reflect such amendment. Sub-sublandlord shall not agree to any amendment to or modification of the Master Lease, or to any termination of the Master Lease, without Sub-subtenant’s prior written consent.
          9.9 Approvals. Whenever the Master Lease requires Master Landlord’s approval of or consent to any matter, Sub-subtenant shall obtain Master Landlord’s approval or consent to such matter. Whenever the Sublease requires Sublandlord’s approval of or consent to any matter, Sub-subtenant shall obtain Sublandlord’s approval of or consent to such matter. Notwithstanding the foregoing the consent or approval of the Master Landlord or Sublandlord under the Master Lease or Sublease to any matter requiring their respective approvals shall for purposes of this Sub-sublease shall also constitute the approval or consent of the Sub-sublandlord.

          9.10 Notices to or From Master Landlord or Sublandlord. Sub-sublandlord and Sub-subtenant shall immediately provide the other with a copy of any notice or other written communication of any kind given to or received from Master Landlord or Sublandlord. Sub-sublandlord and Sub-subtenant shall immediately provide Sublandlord with a copy of any notice or other written communication of any kind given to or received from Master Landlord or Sublandlord.
          9.11 Representations and Warranties. Sub-sublandlord represents and warrants that the Sublease is the entire agreement between Sublandlord and Sub-sublandlord relating to Premises and is in full force and effect, and neither Sublandlord nor Sub-sublandlord is in default beyond any applicable cure periods under the Sublease.
10. INTERACTION OF ESTATES.
          10.1 Priorities. This Sub-sublease is subject and subordinate to the Master Lease and Sublease, as amended from time to time in compliance with this Sub-sublease. Notwithstanding anything to the contrary in the Master Lease or Sublease, Sub-sublandlord shall not have the right to encumber its leasehold estate during the Sub-sublease Term.
          10.2 No Effect on Master Lease. Notwithstanding anything to the contrary in this Sub-sublease, the terms and conditions of the Master Lease remain in full force and effect between Master Landlord and Sublandlord.
11. LEASING COVENANTS.
          11.1 Tenant Improvements. Subject to the provisions of Section 8 above, Sub-subtenant shall take the Premises in its “AS IS” condition. Sub-subtenant shall have the right to install additional tenant improvements, subject to Master Landlord’s, Sublandlord’s and Sub-sublandlord’s approval, not to be unreasonably withheld or delayed. Sub-subtenant shall have the right to design and construct Sub-subtenant’s tenant improvement work to the Premises, with all such design and construction plans, as well as Sub-subtenant’s selection of a general contractor, to be subject to the approval of Master Landlord, Sublandlord and Sub-sublandlord, not to be unreasonably withheld or delayed. Upon Sub-sublandlord’s delivery of any of the Premises to Sub-subtenant, Sub-subtenant shall have the right to commence such tenant improvement work to the Premises previously approved by Master Landlord, Sublandlord and Sub-sublandlord.
          11.2 Signage. Subject to compliance with all applicable statutes, codes, ordinances, regulations and other laws, Sub-sublandlord shall approve and cooperate with Sub-subtenant in Sub-subtenant’s efforts to put its name and logo on the externally visible façade of the Premises at two (2) different locations, as well as install, at Sub-subtenant’s sole cost and expense, a monument berm sign on the corner of Tasman Drive and Great America Parkway in the City of Santa Clara, California. Sub-subtenant’s signage placement and installation is subject to the reasonable approval of Master Landlord and Sublandlord, not to be unreasonably withheld or delayed, and all their respective compliance with applicable statutes, codes, ordinances, regulations and other laws.

          11.3 Quiet Enjoyment. So long as Sub-subtenant pays all rental fees in accordance with the payment schedule reflected in Section 7 above, performs its obligations under this Sub-sublease (including the Sublease as incorporated by reference), and is not otherwise in default in any material respect under this Sub-sublease (beyond any applicable cure periods), Sub-sublandlord shall take no action which would interfere with the right of Sub-subtenant to peaceably have, hold and enjoy the Premises during the Sub-sublease Term, subject to the terms of this Sub-sublease.
          11.4 Default; Remedies. Notwithstanding anything to the contrary in this Sub-sublease, if Sub-subtenant defaults in performance of any obligation under this Sub-sublease (including the Sublease as incorporated by reference), then Sub-subtenant shall remedy such default within the applicable cure period (if any) provided for in the Sublease, which period shall automatically commence to run against Sub-subtenant at the same time it commences to run against Sub-sublandlord, provided that Sub-sublandlord immediately provides Sub-subtenant with a copy of Master Landlord’s or Sublandlord’s notice of default, if Master Landlord or Sublandlord has not already done so. If Sub-subtenant fails to perform its obligations or timely cure any of its defaults under this Sub-sublease (including the Sublease as incorporated by reference), then Sub-sublandlord shall be entitled to exercise against Sub-subtenant all remedies provided for in the Sublease (as incorporated by reference) with respect to Sub-sublandlord’s default under the Sublease, and any other remedies available at law or in equity.
12. MISCELLANEOUS.
          12.1 Attorneys’ Fees. If this Sub-sublease is the subject of any mediation, arbitration or litigation (such as to enforce an indemnity herein), then the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees at all levels of judicial proceedings.
          12.2 Governing Law; Venue. This Sub-sublease shall be governed by, and construed in accordance with, the laws of the State of California. The venue for any disputes concerning this Sub-sublease shall be in Santa Clara, California.
          12.3 Force Majeure. Whenever performance is required of a party hereunder, that party shall use all due diligence and take all necessary good faith measures to perform, but if completion of performance is delayed by reasons of floods, earthquakes or other acts of God, war, civil commotion, riots, strikes, picketing, or other labor disputes, damage to work in progress by casualty, or by other cause beyond the reasonable control of the performing party and occurring without such party’s fault or negligence, including acts within the exclusive control of Sublandlord, Master Landlord, and/or any other third parties, then the specified time for performance shall be extended by the period of time equal to the period of the delay actually so caused.
          12.4 Notices. All notices under this Sub-sublease shall be given, and shall become effective, in accordance with the notice provisions of the Master Lease. Any notice to the parties herein shall be given to the following addresses (subject to change by notice):

If to Sub-subtenant:	Citrix Systems, Inc.
851 West Cypress Creek Road
Fort Lauderdale, Florida 33309
Attn: Facilities Department
cc: Legal Department

With a copy to:	Citrix Systems, Inc
180 Baytech Drive
Suite 200
San Jose, CA
Attn: Facilities Department

With a copy to (following commencement date):
Citrix Systems, Inc
4988 Great America Parkway
Santa Clara, CA 95054
Attn: Facilities Department
cc: Legal Department

If to Sub-sublandlord (Terayon):	Terayon Communication Systems
4988 Great America Parkway
Santa Clara, CA 95054
Attn: Facilities Department
cc: Legal Department

With a copy to:	Edith R. Perez, Esq.
Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071
Fax: (213) 891-8763

If to Sublandlord:	Hewlett-Packard Company
1501 Page Mill Road
MS 1001
Palo Alto, CA 94304
Attn: Arthur Schultz

With a copy to:	Richard Ingwers
Cushman & Wakefield
One Maritime Plaza
Suite 900
San Francisco, CA 94111

If to Master Landlord:	Sobrato Development Companies #961
10600 N. DeAnza Blvd, Suite 200
Cupertino, CA 95014
Attn: Kristie Kuechler

     12.5 Further Assurances. Each party shall execute and deliver such further documents, and perform such further acts, as may be reasonably necessary to achieve the intent of the parties as expressed in this Sub-sublease.
     12.6 Time. Time is of the essence in the performance of the parties’ respective obligations under this Sub-sublease.
     12.7 Interpretation. This Sub-sublease shall not be construed against whichever party was the “drafter” of this Sub-sublease.
     12.8 Execution. This Sub-sublease shall not be effective in any way (or create any obligations of any kind) unless and until it has been executed and delivered by both parties. This Sub-sublease may be executed in counterparts, each of which is deemed an original and all of which together are considered one and the same agreement.
     12.9 Background; Exhibits and Schedules; Integration; etc. Section 1 (Background) of this Sub-sublease, along with the Exhibits and Schedules attached hereto, are hereby made a part hereof. This Sub-sublease contains the entire agreement between the parties, with the single exception of that certain letter, dated June 20, 2006, by and between Sub-sublandlord and Sub-subtenant, with regard to the subsubletting of the Premises and may not be changed orally. This Sub-sublease shall bind the parties’ permitted successors and assigns. If Sub-sublandlord assigns the Sublease, then Sub-sublandlord shall simultaneously assign this Sub-sublease to the same assignee and require such assignee to assume Sub-sublandlord’s obligations under this Sub-sublease and such assignment and assumption shall relieve and release Sub-sublandlord from all of its obligations under this Sub-sublease.
     12.10 Request for Notices. Sub-sublandlord shall request that Master Landlord and Sublandlord simultaneously deliver to Sub-subtenant a copy of any notice(s) given by Master Landlord to Sublandlord relating to the Master Lease or given by Sublandlord to Sub-sublandlord relating to the Sublease.
     12.11 Financial Information. Upon Sub-sublandlord’s reasonable request, Sub-subtenant shall provide to Master Landlord or Sublandlord such financial information as Master Landlord or Sublandlord (as the case may be) shall reasonably request. Sub-sublandlord shall hold, and shall obtain (prior to Master Landlord’s or Sublandlord’s (as the case may be) obtaining such financial information) Master Landlord’s or Sublandlord’s (as the case may be) written agreement to hold, all such financial information in confidence.
     12.12 Memorandum of Sub-sublease. On the Execution Date, the parties shall execute and acknowledge the Memorandum of Sub-sublease, attached hereto as Exhibit E, which Sub-sublandlord or Sub-subtenant shall have the right to record with the Recorder’s office of the County of Santa Clara.

13. BROKER. Sub-Sublandlord and Sub-subtenant each represent to the other that they have dealt with no real estate brokers other than Cornish & Carey (representing Sub-Sublandlord) and Colliers International (representing Sub-subtenant). Each party agrees to indemnify, defend, and hold the other party harmless from and against all claims of brokerage commissions, finder’s fees or other compensation made by any agent, broker, salesman or finder other than Cornish & Carey and Colliers International, as a consequence of said party’s actions or dealings with such other agent, broker, salesman, or finder. Sub-sublandlord agrees to pay a full leasing commission to Colliers International. Said fee is equal to six percent (6%) of the total base rent for a triple net (NNN) lease transaction, and half (1/2) of said fee is to be paid by Sub-sublandlord within thirty (30) days following the completion of: (i) the execution and delivery of this Sub-sublease by Sub-sublandlord and Sub-subtenant; and (ii) the Conditions Precedent, as set out in Section 4 above, excluding Subsection 4.2 above, which is not within Sub-subtenant’s control, are completed or waived by Sub-sublandlord and Sub-subtenant. The second (2nd) half (1/2) of the broker’s fee shall be paid by Sub-sublandlord within thirty (30) days after the Commencement Date letter agreement, substantially in the form of Exhibit C attached hereto, has been fully executed by the parties thereto. Should Colliers International not be paid the commission by the Sub-sublandlord within such time periods then the Sub-subtenant shall have the right to pay the said amount of commission owed at that time to the procuring broker (Colliers International) only and such payments can be deducted from any future rental payments from Sub-subtenant to Sub-sublandlord.
     IN WITNESS WHEREOF, Sub-sublandlord and Sub-subtenant have executed this Sub-sublease as of the Execution Date.

“SUB-SUBLANDLORD”		“SUB-SUBTENANT”

TERAYON COMMUNICATION SYSTEMS, INC., a Delaware corporation		CITRIX SYSTEMS, INC., a Delaware corporation

By:	/s/ Jerry D. Chase	By:	/s/ David J. Henshall

David J. Henshall
Its:	CEO	Its:	Chief Financial Office
(SUBLANDLORD CONSENT ON FOLLOWING PAGE)

SUBLANDLORD CONSENT
The sub-subletting on the terms and conditions of the preceding Sub-sublease, dated as of June ___, 2006, between Sub-sublandlord and Sub-subtenant, and the TI Plans (as defined in the Sub-sublease) are hereby consented to and approved by Sublandlord. Further, as described in Subsection 4.6 of the Sub-sublease, Sublandlord agrees that if Sub-sublandlord defaults causing the Sublease to terminate, Sublandlord will accept Sub-subtenant’s attornment and honor the Sub-sublease, unless Sub-subtenant is in breach of the Sub-sublease. Further, as described in Subsection 7.1 of the Sub-sublease, Sublandlord agrees to send its monthly invoices for Base Rent under the Sublease to each of Sub-sublandlord and Sub-subtenant at the addresses under Subsection 12.4 (Notices) of the Sub-sublease showing their respective share of the rent then due, and, as described in Subsection 7.3 of the Sub-sublease, Sublandlord agrees to send its monthly invoice for Additional Rent directly to Sub-subtenant. Additionally, Sublandlord hereby confirms that neither Sub-sublandlord nor Sublandlord are, as of the date of this Landlord Consent, in default of their respective obligations under the Sublease.
SUBLANDLORD:
HEWLETT-PACKARD COMPANY, a Delaware corporation
(successor-in-interest to VeriFone, Inc., a California corporation)
By:
Name:
Title:

Terayon Communication Systems, Inc.
4988 Great America Parkway
Santa Clara, CA 95054
July 20, 2006
Citrix Systems, Inc.
851 West Cypress Creek Road
Fort Lauderdale, FL 33309
Attention: Ted Lawson
Re: Triple Net Sub-Sublease, dated as of June 27, 2006
Ladies/Gentlemen:
     Terayon Communication Systems, Inc., as sub-sublandlord (“Sub-sublandlord”), and Citrix Systems, Inc., as sub-subtenant (“Sub-subtenant”), have entered into a Triple Net Sub-Sublease, dated as of June 27, 2006 (the “Sub-sublease”).
     Notwithstanding that the Sub-sublease has by its terms terminated pursuant to Section 4 thereof by reason of the failure of certain conditions precedent specified in Section 4 to occur by June 30, 2006, the parties hereto reaffirm the effectiveness of the Sub-sublease and now intend to extend the date by which certain conditions precedent must occur and to make certain other amendments to the Sub-sublease, as provided in this letter agreement, which shall constitute an amendment to the Sub-sublease. Unless otherwise defined herein, capitalized terms used in this agreement have their respective meanings set forth in the Sub-sublease. Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
          1. Section 4. The first paragraph in Section 4 of the Sub-sublease is hereby deleted in its entirety and replaced by the following:
               “4. CONDITIONS PRECEDENT TO EFFECTIVE SUB-SUBLEASE COMMENCEMENT DATE. Notwithstanding the Sub-sublandlord’s and Sub-subtenant’s full execution of this Sub-sublease, the Sub-sublease Term shall not commence unless all of the following eight (8) conditions precedent (the “Conditions Precedent”) have occurred on or before June 23, 2006 (the “Conditions Precedent Satisfaction Date”). If any of the Conditions Precedent fail to occur by the Conditions Precedent Satisfaction Date (subject to force majeure as set forth in Subsection 12.3 below), the Targeted Delivery Date shall be extended one business day for each business day of delay in the occurrence of all the Conditions Precedent. If any of the Conditions Precedent fail to occur by July 31, 2006, this Sub-sublease shall terminate, which termination shall render all terms and conditions hereunder null and void, unless: (1) the Sub-sublandlord and Sub-subtenant mutually agree in writing to extend such date, or (2) on July 31, 2006, Sub-subtenant waives one or more of the unsatisfied Conditions Precedent by giving Sub-sublandlord written notice thereof.”

          2. Subsection 4.3. Subsection 4.3 of the Sub-sublease is hereby deleted in its entirety and replaced by the following new Subsection 4.3:
          “4.3 Landlord Consents. Sub-sublandlord shall obtain a written consent to this Sub-sublease from the Master Landlord (the “Master Landlord Consent”) and from the Sublandlord (the “Sublandlord Consent,” together with the Master Landlord Consent, the “Landlord Consents”) in forms acceptable to Sub-subtenant, in the exercise of its reasonable discretion. Each of the Landlord Consents shall include their respective approvals of the TI Plans, pursuant to Subsection 4.4 below. The Sublandlord also shall agree in writing not to exercise any option to extend or terminate the Master Lease or to purchase the Premises (including pursuant to Sections 37 and 44 of the Master Lease) without the prior written consent of Sub-subtenant.”
          3. Subsection 4.5. The last sentence of Subsection 4.5 of the Sub-Sublease is hereby deleted in its entirety and replaced by the following new sentences:
          “Sub-subtenant shall receive written confirmation from each of the Master Landlord and the Sublandlord that the Sub-subtenant has no restoration obligations with respect to any improvements or alterations installed prior to the Commencement Date. Sub-sublandlord hereby confirms and agrees that the Sub-subtenant has not assumed pursuant to this Sub-sublease or otherwise any restoration obligations of Sub-sublandlord.”
          4. Subsection 4.6. Subsection 4.6 of the Sub-Sublease is hereby deleted in its entirety and replaced by the following new Subsection 4.6:
          “4.6 Sublandlord’s Acceptance of Sub-subtenant’s Attornment. Sub-subtenant shall receive a nondisturbance and attornment agreement from the Sublandlord in a form acceptable to Sub-subtenant, in its reasonable discretion, to the effect that if any default by Sub-sublandlord under the Sublease causes the Sublease to terminate, Sublandlord will accept Sub-subtenant’s attornment and honor the Sub-subtenant’s occupancy of the Premises for the balance of the Sub-sublease term on the rent terms contained in this Sub-sublease, but otherwise on the terms set forth in the Sublease (unless Sub-subtenant is in breach of this Sub-sublease).”
          5. Subsection 4.7. Subsection 4.7 of the Sub-sublease is hereby deleted in its entirety and replaced by the following new Subsection 4.7:
          “4.7 Master Landlord’s Acceptance of Sub-subtenant’s Attornment. Sub-subtenant shall receive a nondisturbance and attornment agreement from the Master Landlord in a form acceptable to Sub-subtenant, in its reasonable discretion, to the effect that if any default by Sublandlord under the Master Lease causes the Sublease or this Sub-sublease to terminate, Master Landlord will accept Sub-subtenant’s attornment and honor this Sub-sublease, and the rent terms contained herein, for the balance of the Sub-sublease term (unless Sub-subtenant is in breach of this Sub-sublease).”

          6. Section 6. The reference to “Targeted Delivery Date” in the first sentence of Section 6 of the Sub-sublease is hereby deleted and replaced by a reference to the “Commencement Date”.
          7. Subsection 7.1. Subsection 7.1 of the Sub-sublease is hereby deleted in its entirety and replaced by the following new Subsection 7.1:
          “7.1 Payment; Proration, etc. Except for the first month’s Base Rent which shall be paid by Sub-subtenant in accordance with Subsection 7.2 below:
          (a) Sub-sublandlord shall continue to send full payment of all Base Rent or Base Monthly Rent (as such terms are defined in the Sublease) (hereinafter “Base Rent”) due directly to Sublandlord in accordance with the payment schedule under Section 3.1 of the Sublease on the first day of each and every month of the Sub-sublease Term for the Premises, and
          (b) Sub-subtenant shall wire payment directly to Sub-sublandlord to an account designated in writing by Sub-sublandlord, at least five (5) business days prior to the first day of each month of the Sub-sublease Term, Sub-subtenant’s portion of the Base Rent in accordance with the following schedule:

Duration	Price/SF/Month/NNN
From Early Occupancy Date to the Commencement Date	$0 (no Base Rent)

Months 1-12 following the Commencement Date	$1.25

Months 13-24	$1.2875

Months 25 – Expiration Date	$1.33
Fixed rent for partial months at the beginning or end of the Sub-sublease Term shall be prorated based on the number of days in such month within the Sub-sublease Term divided by thirty (30).”
          8. Subsection 7.3. Subsection 7.3 of the Sub-sublease is hereby deleted in its entirety and replaced by the following new Subsection 7.3:
          “7.3 Additional Rent. During the Sub-sublease Term and pursuant to Section 6 above, Sub-subtenant shall wire payment directly to Sub-sublandlord to an account designated in writing by Sub-sublandlord, at least five (5) business days prior to the date Additional Rent (as defined in this Section 7.3) is due from Sub-sublandlord to Sublandlord (in accordance with Section 3.3 of the Sublease) an amount equal to all payments of Additional Rent required to be made by Sub-sublandlord to Sublandlord pursuant to the Sublease, including without limitation operating costs and Maintenance (as defined in Section 6.1 of the Sublease) costs (collectively, “Additional Rent”). Additional Rent for any partial month shall be prorated as set forth in Subsection 7.1 above.”

          9. Subsection 8.2(b). The following sentence is added to the end of Subsection 8.2(b) of the Sub-sublease:
          “Sub-sublandlord and Sub-subtenant agree that such cost is equal to Nine Thousand Two Hundred Forty and No/100 Dollars ($9,240) and Sub-sublandlord agrees to pay such amount to Sub-subtenant thirty (30) days after the expiration of the Final Termination Right.”
          10. New Section 10.3. The following new Subsection 10.3 is hereby added immediately after Subsection 10.2 of the Sub-sublease:
          “10.3 No Effect on Sublease. Notwithstanding anything to the contrary in this Sub-sublease, the terms and conditions of the Sublease remain in full force and effect between Sublandlord and Sub-sublandlord.”
          11. Subsection 12.12. Subsection 12.12 and Exhibit E are hereby deleted in their entireties.
          12. Sublandlord Consent. The form of Sublandlord Consent attached to the Sub-sublease is hereby deleted.
[Remainder of page intentionally left blank.]

     This agreement shall be governed by and construed in accordance with the laws of the State of California. This agreement may be signed in any number of counterparts, each of which will constitute an original, and all of which, taken together, shall constitute but one and the same agreement with the same effect as if the signatures thereon were upon the same instrument. Except as expressly modified by this agreement, the Sub-sublease shall remain unmodified and in full force and effect.
     Please indicate Sub-subtenant’s acceptance of and agreement to all of the provisions of this agreement by having an authorized officer or officers of Sub-subtenant execute this agreement where indicated below no later than 5:00 p.m. (PDT) on July 24, 2006. Failure by Sub-subtenant to execute and deliver this agreement to Sub-sublandlord by such time and date shall render this letter null and void and of no force and effect whatsoever, and the Sub-sublease shall remain terminated as of June 30, 2006.

Sincerely,

TERAYON COMMUNICATION SYSTEMS, INC., a Delaware corporation

By:	/s/ Jerry D. Chase

Name: Jerry D. Chase
Title: CEO

Accepted and agreed:

CITRIX SYSTEMS, INC.,

By:	/s/ David Henshall

Name: David Henshall
Title: CFO
Date: 7/21/2006

Terayon Communication Systems, Inc.
4988 Great America Parkway
Santa Clara, CA 95054
August 9, 2006
Citrix Systems, Inc.
180 Baytech Drive
San Jose, CA 95134
Attention: Ted Lawson
     Director, America Real Estate & Facilities
Re: Triple Net Sub-Sublease, dated as of June 27, 2006
Ladies/Gentlemen:
     This letter will confirm that Terayon Communication Systems, Inc., as sub-sublandlord (“Sub-sublandlord”), and Citrix Systems, Inc., as sub-subtenant (“Sub-subtenant”), have agreed to extend the termination date of July 31, 2006 set forth in Section 4 of the Triple Net Sub-Sublease, dated as of June 27, 2006, as amended, to August 15, 2006. In addition, Sub-sublandlord hereby consents to the TI Plans of Citrix referred to in said Sub-sublease.
     Please indicate Sub-subtenant’s receipt of and agreement to the foregoing by having an authorized officer of Sub-subtenant execute this letter where indicated below.

Sincerely,

TERAYON COMMUNICATION SYSTEMS, INC., a Delaware corporation

By:	/s/ Keith Matasci

Name: Keith Matasci
Title: Vice President of Operations
8/9/06

Accepted and agreed:

CITRIX SYSTEMS, INC.

By:	/s/ Ted Lawson

Name:	Ted Lawson
Title:	Director, Americas Real Estate & Facilities

Date:	August 9, 2006